UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

January 30, 2020

Date of Report (Date of Earliest Event Reported)

STEIN MART, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-20052	64-0466198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Riverplace Blvd., Jacksonville, Florida 32207

(Address of Principal Executive Offices Including Zip Code)

(904) 346-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SMRT	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 30, 2020, Stein Mart, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Stratosphere Holdco, LLC, a Delaware limited liability company (“Parent”), and Stratosphere Merger Sub, Inc., a Florida corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides for, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Florida Business Corporation Act, the merger of Merger Sub with and into the Company with the Company being the surviving corporation as an indirect wholly-owned subsidiary of Parent (the “Merger”).

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each of the Company’s issued and outstanding shares of common stock, par value $0.01 per share (other than (i) shares held by the Company or any of its wholly-owned subsidiaries or Parent or its subsidiaries, (ii) shares held by an entity managed by Jay Stein, the Chairman of the Company’s Board (the “Rollover Investor”), and (iii) shares whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights in accordance with, and have complied in all respects with, the Florida Business Corporation Act) will be cancelled and will be converted automatically into the right to receive $0.90 in cash, without interest (the “Merger Consideration”).

Shareholders of the Company will be asked to vote on the adoption and approval of the Merger Agreement at a special meeting that will be held on a date to be announced. Consummation of the Merger is subject to customary conditions, including without limitation: (i) the adoption and approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of common stock as of the record date for the special meeting (the “Requisite Company Vote”); and (ii) the absence of any order enjoining or prohibiting the Merger. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including without limitation: (a) the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers) and (b) the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects. In addition, the obligation of Parent to consummate the Merger is subject to the non-occurrence of any Company Material Adverse Effect (as defined in the Merger Agreement) from the date of the Merger Agreement to the Effective Time. Availability of financing for the Merger is not a condition to Parent’s obligations to consummate the Merger. A Company Material Adverse Effect shall be deemed to have occurred if, among other things, at the time when the closing of the Merger is to occur, the Company does not satisfy certain minimum liquidity conditions.

The Company has made customary representations and warranties to Parent and Merger Sub in the Merger Agreement. The Company has also entered into certain customary covenants and agreements in the Merger Agreement, including, without limitation, covenants regarding: (i) the conduct of the business of the Company prior to the consummation of the Merger; (ii) the calling and holding of the special meeting of the Company’s shareholders for the purpose of obtaining the Requisite Company Vote; and (iii) the use of its reasonable best efforts to cause the Merger to be consummated.

Under the Merger Agreement, the Company is subject to a restriction on its ability to solicit offers or proposals relating to a takeover proposal or to provide information to or engage in discussions or negotiations with third parties regarding a takeover proposal. This restriction is subject to certain exceptions that allow the Company to provide information and participate in discussions with respect to an unsolicited written takeover proposal if the Company’s Board of Directors (the “Board”) or the special committee of independent members of the Board (the “Special Committee”) has determined, after consultation with the Company’s outside legal and financial advisors, that such takeover proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below), and that not doing so would be inconsistent with its fiduciary duties.

The Merger Agreement contains certain termination rights for both the Company and Parent. The Board (with the approval of the Special Committee) or the Special Committee may cause the Merger Agreement to be terminated in response to a Superior Proposal only under certain circumstances. A “Superior Proposal” is a bona fide written takeover proposal, not resulting from a material breach of the no-shop provision in the Merger Agreement, that the Special Committee has determined in good faith, after consultation with its outside legal counsel and financial advisors, (i) is on terms and conditions more favorable, from a financial point of view, to the shareholders of the Company (excluding the Rollover Investor) than those contemplated by the Merger Agreement and (ii) is reasonably capable of being completed on a timely basis, taking into account all material financial, regulatory, legal and other aspects of such proposal (including the identity of the counterparty).

The Merger Agreement provides that, upon termination under specified circumstances, the Company would be required to pay Parent a termination fee in an amount equal to approximately $2.2 million. The Merger Agreement also provides that Parent will be required to pay to the Company a reverse termination fee of approximately $2.2 million upon termination under certain specified circumstances.

Any actions taken by, or omissions of, the Company (i) in breach of the interim operating covenants, or (ii) in breach of the Company’s covenants to facilitate Parent’s debt financing, in each case at the direction of, or with the consent of Parent, will in each case be disregarded and will not constitute a breach of the interim operating covenants or financing covenants, as applicable.

To finance the transaction contemplated by the Merger Agreement, Parent and Merger Sub have obtained debt financing commitments and the Rollover Investor has entered into a rollover equity commitment letter (the “Rollover Commitment”) pursuant to which the Rollover Investor has committed to roll-over all of its shares of capital stock of the Company on the terms and subject to the conditions set forth in the Rollover Commitment.

Wells Fargo Bank, National Association and Pathlight Capital LP (the “Lenders”) have committed to provide debt financing on the terms and subject to customary conditions set forth in the debt commitment letters entered into by Parent and Merger Sub in connection with the Merger.

In connection with the execution of the Merger Agreement, certain funds affiliated with Parent have provided the Company with a limited non-recourse guarantee in favor of the Company guaranteeing the payment of certain monetary obligations that may be owed by Parent pursuant to the Merger Agreement, including any reverse termination fee that may become payable by Parent.

In addition, in connection with the execution of the Merger Agreement, the Rollover Investor, which owns approximately 35% of the Company’s outstanding common stock, has entered into a voting agreement (the “Voting Agreement”) with Parent and the Company pursuant to which the Rollover Investor agreed to vote in favor of the Merger and the adoption of the Merger Agreement, subject to the limitations set forth in the Voting Agreement. The Rollover Investor’s obligations under the Voting Agreement will automatically terminate without any further action required by any person upon the earliest to occur of (i) the mutual agreement of the parties thereto to terminate the Voting Agreement; (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the Effective Time.

The Merger and the Merger Agreement were unanimously recommended by the Special Committee to the Board, and thereafter approved unanimously by the entire Board (other than Mr. Stein). PJ Solomon Securities, LLC served as the financial advisor to the Special Committee of the Board in connection with the Merger and the Merger Agreement.

The Merger Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective affiliates or businesses. Moreover, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in disclosure letters that the parties have exchanged. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts of the Company, Parent, Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference.

Forward-Looking Statement

Certain statements in this report regarding the Merger Agreement and the proposed Merger constitute “forward-looking statements” under the federal securities laws. These forward-looking statements are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, we do so to identify forward-looking statements. Forward-looking statements are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the inability to obtain the requisite shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, risks that the proposed transaction disrupts current plans and operations, the ability to recognize the benefits of the merger, and the amount of the costs, fees, and expenses and charges related to the merger. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K and the Company’s quarterly reports on Form 10-Q. The statements in this report speak only as of the date of hereof and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Additional Information And Where To Find It

In connection with the proposed transaction, the Company will file with the SEC a proxy statement on Schedule 14A and may file other documents with the SEC regarding the proposed transaction. This report is not a substitute for the proxy statement or any other document that the Company may file with the SEC. INVESTORS IN, AND SECURITY HOLDERS OF, THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting Kingsdale Advisors by telephone at 1.866.581.1479 toll-free in North America (+1.416.867.2272 for collect calls outside of North America) or by e-mail at contactus@kingsdaleadvisors.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, in the Company is contained in the Company’s Definitive Annual Meeting Proxy Statement filed with the SEC on May 7, 2019. You may obtain a free copy of this document as described in the preceding paragraphs. Investors may obtain additional information regarding the direct and indirect interests of the Company and its directors and executive officers in the proposed transaction by reading the proxy statement and other public filings referred to above.

Item 7.01	Regulation FD Disclosure.

On January 31, 2020, the Company issued a press release announcing the entry into the Merger Agreement. This information is intended to be furnished, rather than filed. Such information, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any filing made under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference to such filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit 2.1*	Agreement and Plan of Merger, dated January 30, 2020, by and among the Company, Parent and Merger Sub.

Exhibit 2.2	Voting Agreement dated January 30, 2020

Exhibit 99.1	Press release dated January 31, 2020.

*

Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEIN MART, INC.
(Registrant)

Date: January 31, 2020	By:	/s/ James B. Brown
James B. Brown
Executive Vice President and Chief Financial Officer